Exhibit 3.225

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “HALL COUNTY TRANSFER STATION, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE SEVENTH DAY OF APRIL, A.D. 2008, AT 3:33 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “HALL COUNTY TRANSFER STATION, LLC”.

Jeffrey W. Bullock, Secretary of State

Authentication: 9957544

Date: 11-01-12

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:41 PM 04/07/2008

FILED 03:33 PM 04/07/2008

SRV 080401107 – 4530110 FILE

CERTIFICATE OF FORMATION

OF

HALL COUNTY TRANSFER, LLC

ARTICLE I – NAME

The name of this Limited Liability Company is Hall County Transfer Station, LLC (the “Company”).

ARTICLE II – INITIAL REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the Company is 1209 Orange Street, Wilmington, Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

ARTICLE III – OPERATING AGREEMENT

The rights and duties of the members of the Company are set forth in the Operating Agreement of the Company.

IN WITNESS WHEREOF, the undersigned authorized person of the Company has executed this Certificate of Formation this 7th day of April, 2008.

HALL COUNTY TRANSFER STATION, LLC

Christian B. Mills
Authorized Person of Company